BEACON HILL PARTNERS, INC.
90 Broad Street
New York, New York 10004

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             SEER TECHNOLOGIES, INC.
                                       at
                               $0.35 Net Per Share
                                       by
                              LEVEL 8 SYSTEMS, INC.

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                  ON TUESDAY, MARCH 2, 1999, UNLESS EXTENDED.
--------------------------------------------------------------------------------
                                                                February 1, 1999

To       Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees:

     We have been appointed by Level 8 Systems, Inc., a New York corporation (the "Purchaser"), to act as Information Agent in connection with the Purchaser's offer to purchase for cash all the outstanding shares of common stock, $.01 par value (the "Shares"), of Seer Technologies, Inc., a Delaware corporation (the "Company"), for $0.35 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 1, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer") enclosed.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase dated February 1, 1999.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. A letter to stockholders of the Company from Steven Dmiszewicki, Co-President and Chief Financial Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

          4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer, if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

          5. A printed form of letter, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.



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          6. Guidelines for the Internal  Revenue Service for  Certification  of
     Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to American Stock Transfer and Trust Company, the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 2, 1999, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $0.35 per Share, net to the seller in cash.

          2. The Offer is subject to certain conditions. See "The Tender Offer -- Conditions to the Offer" in the Offer to Purchase.

          3. The Offer is being made for all the outstanding Shares.

          4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the Letter of Transmittal.

          5. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Tuesday, March 2, 1999, unless the Offer is extended.

          6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth in "The Tender Offer -- Procedures for Tendering Shares" in the Offer to Purchase, or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when Certificates are actually received by the Depositary.

     In order to take advantage of the Offer, (a) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile) and any required signature guarantees or other required documents should be sent to the Depositary and (b) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in "The Tender Offer -- Procedures for Tendering Shares" in the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling incurred by you in forwarding any of the enclosed materials to your clients.

The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Beacon Hill Partners, Inc., the Information Agent for the Offer, at 90 Broad Street, New York, New York 10004, (212) 843-8500 (Collect) or (800) 792-2829 (Toll Free).

     Requests for copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.


                                                Very truly yours,



                                                BEACON HILLS PARTNERS, INC.


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.



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